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Q209 Earnings Conference Call Script

Welcome to E*TRADE FINANCIAL Corporation’s second quarter 2009 business update call.  At this time, all participants have been placed on a listen-only mode.  Following the presentation, the floor will be opened for questions.

I’ve been asked to begin this call with the following “Safe Harbor” statement:  During this conference call, the Company will be sharing with you certain projections or other forward-looking statements regarding future events or its future performance.  E*TRADE FINANCIAL cautions you that certain factors, including risks and uncertainties referred to in the 10-Ks, 10-Qs and other documents E*TRADE files with the Securities and Exchange Commission, could cause the Company’s actual results to differ materially from those indicated by its projections or forward-looking statements.  This call will present information as of July 22, 2009.  Please note that E*TRADE FINANCIAL disclaims any duty to update any forward-looking statements made in the presentation.  During this call, E*TRADE FINANCIAL may also discuss some non-GAAP financial measures in talking about its performance.  These measures will be reconciled to GAAP either during the course of this call or in the Company’s press release, which can be found on its website at investor.etrade.com.  E*TRADE has filed a definitive proxy statement with the SEC.  Shareholders are advised to read that document and related proxy materials before voting at the Special Shareholders Meeting scheduled for August 19th.

This call is being recorded.  Replays of this call will be available via phone, webcast and podcast beginning today at approximately 7:00 p.m. Eastern Time.  The call is being webcast live at investor.etrade.com.  No other recordings or copies of this call are authorized or may be relied upon.

I’ll now turn the call over to Don Layton, Chairman and Chief Executive Officer of E*TRADE FINANCIAL Corporation, who is joined by Bruce Nolop, Chief Financial Officer, and other members of the E*TRADE management team.

– Mr. Layton please go ahead.

Don:
Thank you all for joining us this afternoon.  This quarter marked several important milestones for the Company, and we appreciate the opportunity to discuss with you the progress we have made.

Bruce will take you through our financial results for the quarter, but first I want to address three topics with respect to the quarter’s strong results:

●	Growing our core franchise,
●	Managing our credit portfolio, and
●	Executing against our comprehensive capital plan.

First let me touch upon our core franchise, which continues to perform exceptionally well.  Our online brokerage business is, quite simply, thriving.  We continue to take market share from traditional brokerage firms and to benefit from favorable market conditions, with increases in transactions, new customer accounts and both commission and interest income revenue.

Second quarter trading activity was robust.  We set a new quarterly record at 221,000 daily average revenue trades or DARTs — our second such trading volume record in the last three quarters.  This represents a 14 percent increase over the prior quarter and a 28 percent increase over the same period in 2008, as we continued to benefit from our enhanced focus on the investing customer and favorable market conditions.  And, as customer buying power and confidence improved with the markets, margin receivables increased 29 percent to $3.1 billion at the end of the quarter.

We also saw significant growth in brokerage accounts this quarter, reporting a record 2.7 million accounts – a net increase of 54,000.  With our emphasis on growth in brokerage accounts, we now have added more than 200,000 net new accounts during the last 12 months, far higher than historical averages.  I should also point out that brokerage account attrition continues to trend lower – attrition was just 12.6 percent annualized, versus 15.4 percent annualized for the same quarter a year ago.  In addition, we averaged 1.65 brokerage accounts opened for each one closed – a 33 percent increase over the year ago period.  The improvement in both of these metrics reflects our focus on the brokerage customer, especially in terms of improved service quality.

Total customer cash and deposits decreased $700 million.  This net reduction reflected a $1 billion increase in brokerage cash, our most advantageous source of funding, offset by a decrease in non-sweep deposits of $1.7 billion.  As a reminder, we are decreasing our non-sweep deposits to accommodate the reduction of our balance sheet due to the fact that our loan portfolio is in full run-off mode.  We were able to achieve the reduction in non-sweep deposits chiefly by reducing the yield on the Complete Savings Account – or CSA – by more than 200 basis points.  This CSA yield began the year at 301 basis points, which was reduced to 145 basis points as of March 31st, and stands at 95 basis points today.

Still, we added $900 million in net new customer assets this quarter, even with the impact of the planned reduction of non-sweep deposits.

Our focus on the investor franchise and our back-to-basics approach is producing strong customer performance metrics quarter after quarter.  This approach emphasizes:

●	Excellence and discipline in execution;
●	Continuously improving service quality and addressing customer dissatisfiers; along with
●	A full product development pipeline for long-term investors as well as for our active trader client base.

As a result, our vibrant and profitable online brokerage business is providing an excellent foundation from which to build future growth.

Let me now turn to credit.  For the second consecutive quarter, our loan portfolio has shown improving delinquency trends.  Our delinquency numbers clearly suggest that our loan portfolio is further advanced in the credit cycle than the broader industry.

In the home equity portfolio, which represents the Company’s greatest exposure to loan losses, special-mention delinquencies, that is 30 to 89 days delinquent, declined by 12 percent; and at-risk delinquencies, that is 30 to 179 days delinquent, declined by 19 percent from the end of March.  These declines seem to be indicative of both the advanced seasoning in our home equity portfolio, which carried an average seasoning of 43 months at quarter end; and our aggressive actions in 2008 to reduce open lines.

Our 1 to 4 family loan portfolio has begun to show encouraging signs of reduced delinquencies this quarter.  Specifically, special-mention delinquencies are down four percent from March 31st and total at-risk delinquencies are similarly down three percent from March 31st.  Roll rates are stable overall, although there was a modest increase in severity at the 180 day charge-off point, from 21 percent to 24 percent.

For the total loan portfolio, the decline in special mention and at-risk delinquencies resulted in another significant quarterly reduction in provision expense.

Before I move on from credit, I wish to mention that our increasingly successful loan modification program is contributing to the meaningful improvement in the quality of the loan portfolio.  We have completed over $250 million in loan modifications primarily via permanent or temporary rate reductions and we are pleased with the performance of this program and its success in allowing more Americans to stay in their homes.

Finally, let me turn to the very significant progress we recently have made in executing our capital plan to strengthen our financial health and position the Company for long-term growth and profitability.

During the quarter we raised gross proceeds of more than $600 million of cash equity, materially strengthening our balance sheet.  Our capital ratios, which Bruce will take you through in detail, are now clearly stronger than they were at the beginning of the year and will help to ensure that we remain significantly above the “well-capitalized” threshold as defined by our regulators – even under weaker economic conditions than are expected.

Equally important, assuming completion, our pending debt exchange for $1.7 billion – which was more heavily subscribed than anticipated – will cut our cash interest payments at the Parent company by more than half.  We will hold a special shareholders meeting on August 19th to seek approval of the exchange of the irrevocably tendered bonds.  Assuming we receive shareholder and regulatory approval, we would expect to close the debt transactions by the end of the third quarter.

Needless to say, we are thrilled with the results of our recapitalization to date.  The success of the equity and debt transactions, we believe, demonstrate that investors see the strong franchise value and growth potential of our online brokerage business, that they see credit issues declining and becoming manageable, and that they see that our recapitalization gives our Bank a balance sheet strong enough to carry it nicely through the rest of the credit cycle.

With that, I’ll turn the call over to Bruce for more on the quarter’s financials.

Bruce:

Thank you, Don.

During the quarter, we generated a net loss of $143 million, or 22 cents per share, on net revenue of $621 million.  The loss was due primarily to the loan loss provision of $405 million.  While the provision remains high, we are pleased that it has decreased for the third straight quarter.  It is more than $100 million off its peak – and is nearly converging with quarterly charge-offs.

Our second quarter revenue included net interest income of $340 million, a 22 percent increase over the first quarter, which resulted from a 57 basis point expansion in the interest income spread to 291 basis points.  The largest contributor to this significant spread expansion was the 50 basis point reduction in the annual percentage yield on our Complete Savings Account – from 145 basis points to 95 basis points.  We expect to see a continuation of favorable interest rate spreads, but on a gradually declining balance sheet.

Commissions, fees and service charges, principal transactions, and other revenue were up 18 percent over last quarter — which reflected higher commission revenue from the record trading volume in the quarter and an increase in the average commission per trade by 46 cents to $11.05, which was due to a more favorable mix.

We continued to practice disciplined expense management, keeping down the costs that are within our control.  However, operating expenses increased $35 million sequentially due to FDIC fees being higher by $29 million, which included a one-time $22 million special assessment, and $10 million in increased reserves for legal matters.  Therefore, the additional volume-related costs were more than offset by our ongoing expense productivity programs.

Our loan loss provision of $405 million was slightly above the $386 million of net charge-offs during the quarter.  The total allowance for loan losses thus was essentially flat at $1.2 billion as of June 30th.  This allowance was equal to 5.3 percent of gross loans receivable, which compares with 2.3 percent a year ago.

Total special mention delinquencies were down eight percent from March 31st, and total at-risk delinquencies were down nine percent.

The movement during the quarter included:

●	For the home equity portfolio, at-risk delinquencies were down 19 percent.
●	For the 1 to 4 family portfolio, at-risk delinquencies were down three percent.
●	And for the consumer and other portfolio, at-risk delinquencies were down 10 percent.

The allowance for loan losses as a percentage of nonperforming loans — or the coverage ratio — ended the quarter at 83 percent, which was down from 92 percent last quarter.  However, excluding the nonperforming loans at least 180 days past due, as they have been written down to their expected recovery value, the coverage ratio was 169 percent, up from 149 percent last quarter.

To summarize, at-risk delinquencies declined across the portfolio, reflecting a consistent decline in special mention delinquencies that began at the beginning of the year for home equity loans and more recently for the remainder of the portfolio.

We increased the 1 to 4 family reserve, but reduced the reserves for home equity and consumer and other loans.

In terms of liquidity, we had $527 million of corporate cash at quarter end, the Bank had $4.5 billion of cash, and we had unused Federal Home Loan Bank credit lines of $6.7 billion.  I should note that the decrease in unused lines this quarter reflect the Atlanta Home Loan Bank’s revised rules that increase haircuts on pledged collateral.

Finally, I want to provide more insight concerning our comprehensive capital plan to bolster the Bank’s capital cushion and strengthen the Company’s capital structure.  We successfully raised $586 million of net cash equity in the second quarter.  In total, we injected $500 million as equity into the Bank during the quarter.

The $500 million of new capital was much greater than our net usage of $28 million of risk-weighted capital during the quarter.  We generated $333 million of organic capital during the quarter through $232 million of Bank earnings before taxes and credit losses, and $101 million of freed up capital through a reduction in the loan portfolio.  Other sources and uses were a net contributor of $44 million.  These positive amounts were then offset by the credit provision of $405 million, resulting in the net usage number of $28 million.

Thus, we realized a $472 million increase in the Bank’s capital cushion during the quarter, ending with $916 million in excess risk-based capital over the well-capitalized threshold.  We also reported Bank Tier 1 capital on total adjusted assets of 6.79 percent and Tier 1 capital on risk-weighted assets of 12.65 percent.

At the same time, we are well on our way to materially reducing the Parent company’s debt service burden.  Assuming we receive shareholder and regulatory approval, we will exchange approximately $1.7 billion of non-interest bearing Convertible Debentures for an equal principal amount of our existing high-yield debt.

Bondholder response to the exchange offer exceeded our expectations, with Citadel tendering the maximum amount of $1.23 billion, and with virtually all other holders participating at their maximum levels as well.  Assuming completion, this exchange will reduce the Parent company’s annual cash interest payments by approximately $200 million to an annual total of approximately $160 million.

Our $527 million of corporate cash is up $121 million from the end of the prior quarter.  Assuming the debt exchange is approved by shareholders and regulators, this should be sufficient to meet the Parent company’s cash debt servicing requirements through 2011.

I will now turn the call back over to Don for his closing comments.

DON:

Let me wrap up with some forward-looking comments in the same order as my introductory comments:  the customer franchise, credit exposure and our capital position.

First, the customer franchise:

The business is firing on all cylinders and we are extremely happy about how well the franchise is performing.  We continue to get our fair share of volumes and revenue versus our online competitors and are clearly gaining share against traditional brokerages.  Our focus on the investor customer and the basics of the online brokerage business are really paying off.

Nevertheless, despite the high volumes in the first half of the year, and the record DARTs this quarter, we will continue to manage the business to a conservative outlook for the second half of the year, just as we did for the first half.  We will continue to manage expenses closely.  And, as we did in the first half, we will be positioning the company to more likely be surprised to the upside and to produce strong operating income.

Second, credit exposure:

Loan delinquencies, which are the precursor to losses, are declining nicely with special mention delinquencies down 17 percent from the end of 2008.  As a result, we believe we are likely to have a material reduction in quarterly charge-offs during the remainder of the year.

We believe that this past quarter marked the cyclical peak for charge-offs and that likely we will soon reach the stage where the loan loss provision is less than the charge-offs during the quarter.  We expect that this crossover probably will occur sometime later this year — which will mark a significant watershed event in our eventual return to profitability.

And third, our capital position:

We have strengthened the Bank’s capital position considerably, and we are continuing to generate Bank capital organically — both through consistent pre-credit provision profitability and with our deliberate efforts to reduce the size and risk of the Bank’s balance sheet.  We estimate that the break-even credit loss provision for a quarter is about $250 to $300 million.  Therefore, with the expected decline in the loan loss provision, we anticipate that the Bank will be a net generator of regulatory capital in the foreseeable future, possibly even later this year.

Assuming the debt exchange receives shareholder and regulatory approval, which we fully expect to occur, we also will have enhanced the Parent company’s liquidity and reduced its debt service burden — especially through the end of 2011.  As a result, we will be in a position to be flexible and opportunistic in response to market conditions with regard to our capital planning actions, such as further debt-for-equity exchanges, additional open market equity offerings or sales of any non-core assets.

In summary, we believe we are now much better positioned — both to cope with any unforeseen problems and to seize the opportunities that we see for our online brokerage franchise.

With that, operator, you may open the line for questions.

Forward-Looking Statements. The statements contained in this investor conference call script that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Such statements include those relating to balance sheet trends, loan portfolio and delinquency trends, the Company’s expectation that the amount of its quarterly provision will drop below quarterly charge-offs later this year and the belief that quarterly charge-offs peaked this quarter, and the ability of the Company to complete the Exchange Offer and reduce annual interest expense.  The uncertainties and risks include, but are not limited to, potential negative regulatory consequences resulting from actions by the Office of Thrift Supervision or other regulators, potential failure to obtain regulatory and shareholder approval for the Exchange Offer and related matters.  Additional uncertainties and risks affecting the business, financial condition, results of operations and prospects of the Company include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, including changes to the U.S. Treasury’s Troubled Asset Relief Program, changes in consumer behavior and the introduction of competing products having technological and/or other advantages.  Further information about these risks and uncertainties can be found in the “Risk Factors” section of our prospectus supplements dated June 18 and July 2, 2009, and in the information included or incorporated in the annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by E*TRADE FINANCIAL Corporation with the SEC (including information under the caption “Risk Factors”).  Any forward-looking statement included in this investor conference call script speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

Proxy Statement. In connection with the Special Meeting of Shareholders, E*TRADE FINANCIAL Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  Shareholders are advised to read the definitive proxy statement because it contains important information about the proposals to be presented and voted upon.  Shareholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by E*TRADE FINANCIAL Corporation for free at the SEC web site at www.sec.gov.  The definitive proxy statement and other documents also may be obtained for free from E*TRADE FINANCIAL Corporation, Attn: Corporate Secretary, 135 East 57th Street, New York, New York, 10022.

E*TRADE FINANCIAL Corporation and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Special Meeting of Shareholders.  Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.